Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

May 27, 2015

PRGX Global, Inc.

600 Galleria Parkway, Suite 100

Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as your counsel in connection with the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) 3,000,000 shares of Common Stock, no par value, (the “Plan Shares”), to be issued in connection with the PRGX Global, Inc. 2008 Equity Incentive Plan, as amended (the “Benefit Plan”), (ii) 90,000 shares to be issued in connection with stock options granted as part of an employment inducement grant (the “Limeri Option Shares”) pursuant to the terms of that certain Nonqualified Stock Option Agreement dated September 11, 2014, between PRGX Global, Inc. and Peter Limeri (the “Limeri Option Agreement”), (iii) 50,000 shares issued in connection with restricted stock awards granted as part of an employment inducement grant (the “Limeri Restricted Shares”) pursuant to the terms of that certain Restricted Stock Agreement dated September 11, 2014, between PRGX Global, Inc. and Peter Limeri, (iv) 180,000 shares to be issued in connection with the stock options granted as part of an employment inducement grant (the “Reene Option Shares”) pursuant to the terms of that certain Nonqualified Stock Option Agreement dated September 11, 2014, between PRGX Global, Inc. and Michael W. Reene (the “Reene Option Agreement”), (v) 20,000 shares issued in connection with restricted stock awards granted as part of an employment inducement grant (the “Reene Restricted Shares”) pursuant to the terms of that certain Restricted Stock Agreement dated September 11, 2014, between PRGX Global, Inc. and Michael W. Reene, (vi) 50,000 shares to be issued in connection with the stock options granted as part of an employment inducement grant (the “Anderson Option Shares”) pursuant to the terms of that certain Nonqualified Stock Option Agreement dated January 12, 2015, between PRGX Global, Inc. and Jeffrey K. Anderson (the “Anderson Option Agreement”), (vii) 5,000 shares issued in connection with restricted stock awards granted as part of an employment inducement grant (the “Anderson Restricted Shares”) pursuant to the terms of that certain Restricted Stock Agreement dated January 12, 2015, between PRGX Global, Inc. and Jeffrey K. Anderson, (viii) 25,000 shares to be issued in connection with the stock options granted as part of an employment inducement grant (the “Lee Option Shares”) pursuant to the terms of that certain Nonqualified Stock Option Agreement dated January 19, 2015, between PRGX Global, Inc. and Catherine Lee (the “Lee Option Agreement”), (ix) 5,000 shares issued in connection with restricted stock awards granted as part of an employment inducement grant (the “Lee Restricted Shares”) pursuant to the terms of that certain Restricted Stock Agreement dated January 19, 2015, between PRGX Global, Inc. and Catherine Lee, and (x) 60,000 shares to be issued in connection with the stock options granted as part of an employment inducement grant (the “Rothman Option Shares” ) pursuant to the terms of that certain Nonqualified Stock Option Agreement dated May 11, 2015, between PRGX Global, Inc. and Steven Rothman (the “Rothman Option Agreement”).

ATLANTA    BEIJING    CHARLOTTE    CHICAGO    HONG KONG    NEW YORK    ORANGE COUNTY    PORTLAND    RALEIGH

RICHMOND    SAN DIEGO    SAN FRANCISCO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

PRGX Global, Inc.

May 27, 2015

The Limeri Option Shares, Reene Option Shares, Anderson Option Shares, Lee Option Shares and Rothman Option Shares are collectively referred to herein as the “Option Shares.” The Limeri Option Agreement, Reene Option Agreement, Anderson Option Agreement, Lee Option Agreement and Rothman Option Agreement are collectively referred to herein as the “Option Agreements”, with each an “Option Agreement.” The Limeri Restricted Shares, Reene Restricted Shares, Anderson Restricted Shares and Lee Restricted Shares are collectively referred to herein as the “Restricted Shares.” This opinion is being provided at your request for inclusion in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable and the maintenance of all requisite regulatory and other approvals:

(i)	The Plan Shares have been duly authorized and, when issued by you in the manner contemplated by the Benefit Plan, will be validly issued, fully paid and nonassessable.

(ii)	The Option Shares have been duly authorized and, when issued by you in the manner contemplated by the respective Option Agreement, will be validly issued, fully paid and nonassessable.

(iii)	The Restricted Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. We do not purport to render an opinion based on the laws of any jurisdiction other than the laws of the State of Georgia and the federal laws of the United States of America, and we express no opinion herein as to the effect of any other laws. In addition, we are not opining on “blue sky” or other state securities laws.

PRGX Global, Inc.

May 27, 2015

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP